Exhibit 3.3

Xanthic Biopharma Inc.

Condensed Interim Consolidated Financial Statements

For the three months ended

September 30, 2018

(unaudited)

(In United States Dollars)

XANTHIC BIOPHARMA INC.

Condensed Interim Consolidated Statement of Financial Position

As at June 30, 2018 and September 30, 2018

(Expressed in United States dollars)

	Note	September 30, 2018	June 30, 2018
		(unaudited)	(audited)
Assets
Current Assets
Cash and cash equivalents		$1,520,552	$787,551
Receivables		422,460	119,974
Inventory	5	1,382,471	137,527
Biological assets	6	660,292	—
Prepaid expenses		79,734	189,790

		4,065,509	1,234,842
Property and equipment	7	709,929	42,981
Equity investment in Xanthic Beverages USA, LLC	8	838,688	854,250
Intangible assets	9	32,235,000	—
Goodwill	9	22,144,742	—

Total assets		$59,993,868	$2,132,073

Liabilities
Current Liabilities
Accounts payable and accrued liabilities	19	1,735,541	117,238
Due to related parties	15	66,441	—
Other financial liabilities	10	3,137,500	600,000
Interest bearing loans	11	53,912,500	—

		58,851,982	717,238
Shareholders’ Equity (Deficiency)
Share capital	12	3,321,229	3,217,189
Reserve for share based payments	14	432,142	292,787
Reserve for warrants	13	141,482	141,482
Reserve for changes in equity of subsidiary		(2,837,500)	—
Deficit		(2,770,510)	(2,236,623)

Total equity attributable to shareholders of Xanthic		(1,713,157)	1,414,835
Non-controlling interest		2,855,043	—

Total equity		1,141,886	1,414,835

Total liabilities and equity		$59,993,868	$2,132,073

Nature of operations (note 1)

Subsequent events (note 21)

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

XANTHIC BIOPHARMA INC.

Condensed Interim Consolidated Statements of Loss and Comprehensive Loss

For the three months ended September 30, 2018 and September 30, 2017

(unaudited)

(Expressed in United States dollars)

	Note	September 30, 2018	September 30, 2017
Sales
Revenue		$1,770,595	$—
Production Costs		876,267	—

Gross profit before fair value adjustments		894,328	—
Fair value adjustment on biological assets		(332,616)	—

Gross profit		1,226,944	—
Expenses
General and administration		992,242	49,488
Legal and professional fees		150,882	1,762
Stock based compensaton	14	139,355	—
Advertising and promotion		31,399	8,140
Depreciation and amortization	7	12,553	—
Loss on equity investment in Xanthic Beverages USA, LLC	8	15,562	—
Interest and bank charges		407,846	40
Foreign exchange loss (income)		(6,551)	143

Total Expenses		1,743,288	59,573

Net loss and comprehensive loss		$(516,344)	$(59,573)

Net loss and comprehensive loss attributable to:
Owners of the parent		(533,887)	(59,573)
Non-controlling interest		17,543	—

		(516,344)	(59,573)
Net Income (Loss) per Common Share
Basic and Diluted		$(0.01)	$(0.01)
Weighted average common shares		57,422,634	7,442,391

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

XANTHIC BIOPHARMA INC.

Condensed Interim Consolidated Statement of Changes in Shareholders’ Equity (Deficiency)

(unaudited)

(Expressed in United States dollars)

				Reserves
						Changes in
		Common	Share	Share based		Equity of	Non-controlling
	Note	Shares	Capital	Payments	Warrants	subsidiaries	Deficit	Interest	Total
Balance at June 30, 2017		7,000,000	$20,065	$—	$—	$—	$(77,112)	$—	$(57,047)
For the three months ended September 30, 2017
Shares issued for cash, net of issuance costs		3,700,000	59,176	—	—	—	—	—	59,176
Deficit						—	(59,573)	—	(59,573)

Balance at September 30, 2017		10,700,000	79,241	—	—	—	(136,685)	—	(57,444)
From October 1, 2017 to June 30, 2018
Shares issued for cash, net of issuance costs	12	39,688,000	2,666,341	—	—	—	—	—	2,666,341
Issurance of shares on RTO		6,458,547	613,089	—	—	—	—	—	613,089
Warrants issued on private placement	12	—	(141,482)	—	141,482	—	—	—	—
Stock based compensation	14	—	—	292,787	—	—	—	—	292,787
Deficit		—	—	—	—	—	(2,099,938)	—	(2,099,938)
Exchange loss on translating foreign operations		—	—	—	—	—	—	—	—

Balance at June 30, 2018		56,846,547	$3,217,189	$292,787	$141,482	$—	$(2,236,623)	$—	$1,414,835
For the three months ended September 30, 2018
Shares issued on stock option exercise	14	900,000	104,040	—	—	—	—	—	104,040
Stock based compensation	14	—	—	139,355	—	—	—	—	139,355
Non-controlling interest in subsidiary		—	—	—	—	(2,837,500)	—	2,837,500	—
Deficit		—	—	—	—		(533,887)	17,543	(516,344)

Balance at September 30, 2018		57,746,547	$3,321,229	$432,142	$141,482	$(2,837,500)	$(2,770,510)	$2,855,043	$1,141,886

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

XANTHIC BIOPHARMA INC.

Condensed Consolidated Statement of Cashflow

For the three months ended September 30, 2018 and September 30, 2017

(Expressed in United States dollars)

	Note	September 30, 2018	September 30, 2017
Cashflow from Operating Activities
Net loss for the period		$(516,344)	$(59,573)
Adjustments for:
Stock based compensation	14	139,355	—
Loss on equity investment in Xanthic Beverages USA, LLC	8	15,562	—
Fair value adjustment on growth of biological assets		(332,616)	—
Changes in non-cash working capital balances
Receivables		(300,976)	(7,532)
Prepaid expenses		110,056	—
Inventory		(1,244,944)	—
Biological assets		(327,676)	—
Accounts payable and accrued liabilities		1,683,234	21,161

		(774,349)	(45,944)
Cashflow from Investing Activities
Purchase of equipment	6	(275,841)	—
Purchase of NOR property & equipment, intangibles, and goodwill	4	(54,770,849)	—
Investment in Xanthic Beverages USA, LLC	8	(300,000)	—

		(55,346,690)	—
Cashflow from Financing Activities
Share capital issued on warrants and options exercised	14	104,040	—
Promissory note and loan payable in connection with NOR	11	56,750,000	—
Private placement of shares, net of issuance costs	12	—	59,035

		56,854,040	59,035
Increase in cash and cash equivalents		733,001	13,091

Cash and cash equivalents, beginning of period		787,551	19,443

Cash and cash equivalents, end of the period		$1,520,552	$32,534

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

XANTHIC BIOPHARMA INC.

Notes to the unaudited Condensed Interim Consolidated Financial Statements

For the three months ended September 30, 2018 and September 30, 2017

1.	Nature of operations

Xanthic Biopharma Inc. (formerly Aurquest Resources Inc.) (“Company”) was incorporated under Ontario Business Corporations Act. The Company was acquired by Xanthic Biopharma Limited (“Xanthic”) in a reverse takeover transaction completed on December 15, 2017. As Xanthic has been identified as the accounting acquirer, these financial statements are considered a continuation of Xanthic and any comparative information provided prior to the reverse takeover are those of Xanthic.

On September 4, 2018, the Company completed the acquisition of Nevada Organic Remedies LLC (“NOR”) for aggregate consideration of $56.8 million (see Note 4). NOR is a vertically integrated medical and retail marijuana company based in Las Vegas, Nevada and holds four Nevada marijuana licenses including dispensary, cultivation, production and distribution.

The Company’s common shares were listed for trading on Canadian Securities Exchange (“CSE”) under the symbol xTHC. The Company’s common shares were halted July 17, 2018 with the announcement of the business combination agreement (“Business Combination”) with Green Growth Brands Ltd. (“GGB”) (see Note 20—“Subsequent Events.”).

2.	Basis of presentation and going concern

(a)	Statement of compliance

The Company’s unaudited condensed interim consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The accounting policies set out below were consistently applied to all periods presented unless otherwise noted.

These unaudited condensed interim consolidated financial statements were reviewed, approved and authorized by the Company’s Board of Directors on November 26, 2018.

(b)	Basis of measurement

These unaudited condensed interim consolidated financial statements have been prepared in accordance with IFRS, on the historical cost basis except for certain financial instruments, which are measured at fair value, as explained in the accounting policies set out in Note 3.

(c)	Basis of consolidation

These unaudited condensed interim consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions were eliminated on consolidation. Subsidiaries are entities the Company controls when it is exposed, or has rights, to variable returns from its involvement and has the ability to affect those returns through its power to direct the relevant activities of the entity.

XANTHIC BIOPHARMA INC.

Notes to the unaudited Condensed Interim Consolidated Financial Statements

For the three months ended September 30, 2018 and September 30, 2017

Subsidiaries	Jurisdiction of incorporation	Ownership interest
Xanthic Biopharma Limited	Ontario, Canada	100%
GGB Nevada Pahrump LLC	Nevada , United States	100%
Xanthic Biopharma US Hold Co.	Nevada , United States	100%
GGB Nevada LLC	Nevada , United States	100%
GGB New Jersey LLC	New Jersey, United States	100%
Xanthic Biopharma Nevada LLC	Nevada , United States	100%
Xanthic Colorado LLC	Nevada , United States	100%
Xanthic Biopharma Oregon LLC	Oregon, United States	100%
Xanthic Biopharma California LLC	California, United States	100%
Nevada Organic Remedies LLC	Nevada , United States	95%

(d)	Functional and presentation currency

All figures presented in the unaudited condensed interim consolidated financial statements are reflected in United States dollars, which is the reporting currency of the Company. The functional currency of all the Company’s wholly owned subsidiaries is United States dollars with the exception of Xanthic Biopharma Limited. Foreign currency transactions are translated into United States dollars at exchange rates in effect on the date of the transactions. Monetary assets and liabilities denominated in foreign currencies at the statement of financial position date are translated to United States dollars at the foreign exchange rate applicable at that date. Realized and unrealized exchange gains and losses are recognized through profit or loss. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.

(e)	Use of estimates and judgments

The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, and revenue and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. Significant estimates include but are not limited to the following:

(I)	Inputs when Black-Scholes valuation model

The estimates used in determining the stock option fair values, utilizes estimates made by management in determining the appropriate input variables in the Black-Scholes valuation model. Inputs are subject to estimates include volatility, forfeiture rates, estimated lives and market rates.

(II)	Functional and presentation currency

In determining the functional currency of the parent and its subsidiary companies, management considered the currency that mainly influences sales and the cost of providing goods and services in each jurisdiction in each the Company operates. The Company also considered secondary indicators including the currency in which each funds from financing activities are denominated, the currency in which funds are retained and whether the activities of the subsidiaries are carried out as an extension of the Company or if they are carried out with a degree of autonomy.

(III)	Contingent Consideration

The valuation of the contingent consideration payable to former owners of Xanthic Beverages USA, LLC is subject to estimates surrounding the probability of milestones being made.

XANTHIC BIOPHARMA INC.

Notes to the unaudited Condensed Interim Consolidated Financial Statements

For the three months ended September 30, 2018 and September 30, 2017

(IV)	Biological Assets

The calculation of the fair value of biological assets takes into consideration various assumptions which require a high degree of judgment. Any changes in these assumptions, would have an impact on the discounted cash flow result, resulting in an appreciation or devaluation of these assets (Note 6).

The main assumptions used by Management to calculate the fair value of the biological assets and the correlation between changes in such premises and the fair value of the biological assets, are described as follows:

Assumptions used	Impact on fair value of the biological assets
Actual planted area (sq feet)	Increase of premise, increase of fair value
Average annual growth cycle	Increase of premise, increase of fair value
Net average sale price	Increase of premise, increase of fair value
Plant mortality rate	Decrease of premise, increase of fair value
Average yield per plant	Increase of premise, increase of fair value
Discount rate	Increase of premise, increase of fair value

The assumption regarding the “net average sale price” of biological assets (measured in $/gram of dry bud) is supported only in market prices research, in order to maximize the usage of external and independent data to measure the fair value of the biological assets.

(f)	Going Concern

These unaudited condensed interim consolidated financial statements have been prepared using accounting principles applicable to a going concern. The going concern basis assumes that the Company will continue its operations for the foreseeable future, and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. As at September 30, 2018, the Company had negative working capital of $54,786,473 and during the three months ended, it incurred a net loss from operations of $516,344. The uncertainty on the Company’s ability to raise additional finances to fund its operations casts significant doubt upon the Company’s ability to continue as a going concern and the ultimate appropriateness of using accounting principles applicable to a going concern. These unaudited condensed interim consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. If the Company is not able to continue as a going concern, the Company may be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in these unaudited condensed interim consolidated financial statements. These differences could be material.

3.	Significant accounting policies

These unaudited condensed interim consolidated financial statements have been prepared following the same accounting policies used in the preparation of the audited financial statements of the Company for the year ended June 30, 2018 with the exception of the following new accounting policies applied as set out below:

Inventory

Inventory is valued at the lower of cost and net realizable value. Cost is determined using the weighted average method. Inventories of harvested cannabis are transferred from biological assets into inventory at their fair value at harvest less costs to sell, which is deemed to be their cost. Any subsequent post-harvest costs are capitalized to inventory to the extent that cost is less than net realizable value. Net realizable value is determined as the estimated selling price in the ordinary course of business less estimated costs to sell. Packaging and supplies are initially valued at cost.

XANTHIC BIOPHARMA INC.

Notes to the unaudited Condensed Interim Consolidated Financial Statements

For the three months ended September 30, 2018 and September 30, 2017

All inventories are reviewed for impairment due to slow moving and obsolete inventory. The provisions for obsolete, slow moving or defective inventories are recognized in profit or loss. Previous write downs to net realizable value are reversed to the extent there is a subsequent increase in the net realizable value of the inventory.

Biological assets

The Company’s biological assets consist of cannabis plants which are not yet harvested. These biological assets are measured at fair value less costs to sell. The Company capitalizes all related direct and indirect costs of production to the biological assets to fair value less costs to sell at each reporting date. At the point of harvest, the biological assets are transferred to inventory at their fair value less costs to sell.

Gains or losses arising from changes in fair value less cost to sell are included in the results of operations of the related period.

Capital assets

Capital assets are carried at cost less any residual value, accumulated depreciation and impairment losses. Cost includes the acquisition costs or construction costs, as well as the costs directly attributable to bringing the asset to the location and condition necessary for its use in operations. When capital assets include significant components with different useful lives, they are recorded and amortized separately. Depreciation is computed using the straight-line method based on the estimated useful life of the assets.

Amortization is calculated using the following terms and methods:

Asset Type	Amortization method	Amortization term
Furniture and Equipment	Depreciated over the estimated useful life of the asset	5 years
Vehicles	Depreciated over the estimated useful life of the asset	3 years
Manufacturing equipment	Depreciated over the estimated useful life of the asset	3 years
Leasehold Improvements	Amortized over the life of lease or estimated useful	10 years
life, whichever is less

The residual value, useful life and depreciation methods are reviewed at the end of each reporting period. Such a review takes into consideration the nature of the asset, the intended use and impact of technological changes. Where parts of an item of capital assets have different useful lives, they are accounted for as separate items of capital assets. Subsequent costs are included in the asset carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably.

Intangible assets

Intangible assets are stated at cost, net of accumulated amortization and accumulated impairment losses, if any.

Amortization is calculated using the following terms and methods:

Asset Type	Amortization method	Amortization term
Customer relationships	Straight-line	15 years
Developed technology	Straight-line	4 years
Market related intangible assets	Straight-line	4 years
License, permits & applications	Straight-line	Indefinite

XANTHIC BIOPHARMA INC.

Notes to the unaudited Condensed Interim Consolidated Financial Statements

For the three months ended September 30, 2018 and September 30, 2017

The estimated success of applications, useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

Following initial recognition, intangible assets with indefinite useful lives are carried at cost less any accumulated impairment losses.

Goodwill

Goodwill represents the excess of the purchase price paid for the acquisition of subsidiaries over the fair value of the net tangible and intangible assets acquired. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses.

Revenue

Revenue is recognized at the fair value of consideration received or receivable. Revenue from the sale of goods is recognized in accordance with IFRS 15 Revenue from Contracts with Customers which specifies how and when to recognize revenue, based on a five-step model as follows:

•	Identify the contract(s) with the customer;

•	Identify the performance obligations in the contract;

•	Determine the transaction price;

•	Allocate the transaction price to the performance obligations in the contract;

•	Recognize revenue when or as the Company satisfies performance obligations.

Revenue from the sale of cannabis and CBD-infused products are generally recognized at a point in time when control over the goods have been transferred to the customer. Payment is typically due prior to shipment and is recognized into revenue upon the satisfaction of the performance obligation. The Company satisfies its performance obligation and transfers control upon delivery and acceptance by the customer.

Amounts disclosed as revenue are net of allowances, discounts and rebates.

Reclassified June 30, 2018 Comparative Amounts

Certain items on the consolidated statement of financial position as at June 30, 2018 have been reclassified to conform to the September 30, 2018 presentation. The Company does not believe that these reclassifications had a material effect on the unaudited condensed interim consolidated financial statements, from either a quantitative or a qualitative perspective.

New Accounting Standards Adopted

The following new standards were adopted during the three months ended September 30, 2018:

a)	Revenue

The Company has adopted IFRS 15 Revenue from Contracts with Customers (“IFRS 15”) commencing the be beginning of the period. On adoption of IFRS 15, the Company adopted and implemented the following accounting policy:

The Company’s revenue is derived from one performance obligation which is to deliver the Company’s product to its customers, either directly through its own dispensary or being each individual dispensary of the Company’s product (the “Customer”). Revenue is recognized when control of the Company’s product is transferred to the Customer and when the Customer obtains control of the Company’s product. The Company considers control to have passed at the point of shipment as all risk of loss or damage to the Company’s product passes to the Customer at this point.

XANTHIC BIOPHARMA INC.

Notes to the unaudited Condensed Interim Consolidated Financial Statements

For the three months ended September 30, 2018 and September 30, 2017

In each period, the Company recognizes revenue, net of any variable consideration, including the right of return. The estimate of expected returns reflects the amount that the Company expects to repay or credit its Customers, using the expected value method. Revenue includes amounts subject to returns only if it is highly probable that there will be no significant reversal of cumulative revenue if the estimate of expected returns changes.

The Company records an adjustment to cost of sales and inventories representing the Company’s right to receive goods back from the Customers. The adjustment to inventories is initially measured at the carrying amount of the products at the time of sale, less any expected costs to recover the product and any expected reduction in value. In subsequent periods, the Company updates its expected level of returns, adjusting the measurement of the returns liability and inventories.

As the Company previously had no revenue there was no retrospective adjustments to the comparative periods.

b)	Financial Instruments

The Company has adopted IFRS 9 Financial Instruments (“IFRS 9”) on July 1, 2018. On adoption of IFRS 9, the Company adopted and implemented the following accounting policy:

Classification

The Company classifies its financial instruments in the following categories: at fair value through profit or loss (“FVTPL”), at fair value through other comprehensive income (“FVTOCI”) or at amortized cost. The Company determines the classification of financial assets at initial recognition. The classification of debt instruments is driven by the Company’s business model for managing financial assets and their contractual cash flow characteristics. Equity instruments that are held for trading including all equity derivative instruments are classified as FVTPL. For other equity instruments, on the day of acquisition the Company can make an irrevocable election on an instrument by instrument basis to designate them as at FVTOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL or the Company has opted to measure them at FVTPL. The Company completed a detailed assessment of its financial assets and liabilities as at July 1, 2018. The following table shows the original classification under IAS 39 Financial Instruments: Recognition and Measurements (“IAS 39”) and the new classification under IFRS 9:

Financial Instrument	Classification	Measurement
Financial assets
Cash and cash equivalents	Loans and receivables	Amortized cost
Trade and other receivables	Loans and receivables	Amortized cost

Financial liabilities
Accounts payable and accrued liabilities	Other Liabilities	Amortized cost
Other financial liabilities	Other Liabilities	Amortized cost
Inerest bearing loans	Other Liabilities	Amortized cost

Measurement

Financial assets and liabilities at amortized cost:

Financial assets and liabilities at amortized cost are initially recognized at fair value, and subsequently carried at amortized cost less any impairment.

XANTHIC BIOPHARMA INC.

Notes to the unaudited Condensed Interim Consolidated Financial Statements

For the three months ended September 30, 2018 and September 30, 2017

Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the Company measures the loss allowance for the financial asset at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the Company measures the loss allowance for the financial asset at an amount equal to twelve month expected credit losses. Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be objectively related to an event occurring after the impairment was recognized.

Derecognition

Financial assets

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are generally recognized in the Condensed Interim Consolidated Statements of Loss and Comprehensive Loss.

Financial liabilities

The Company derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled or expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognized in the Condensed Interim Consolidated Statements of Loss and Comprehensive Loss.

New standards, amendments and interpretations not yet adopted

A number of new standards and amendments to standards and interpretations have been issued but have not yet been applied in preparing these unaudited condensed interim consolidated financial statements, as set out below:

•

In January 2016, the IASB issued IFRS 16, Leases, which will replace IAS 17, Leases. Under IFRS 16, a contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Under IAS 17, lessees were required to make a distinction between a finance lease and an operating lease. IFRS 16 now requires lessees to recognize a lease liability reflecting future lease payments and a right-of-use asset for virtually all lease contracts. There is an optional exemption for certain short-term leases and leases of low value assets; however, this exemption can only be applied by lessees. The standard is effective for annual periods beginning on or after January 1, 2019, with earlier application if IFRS 15 is also applied. The Company has yet to assess the impact of this standard.

•

IFRIC 23, Uncertainty over Income Tax Treatments, was issued in June 2017 and clarifies the accounting for uncertainties in income taxes. The interpretation committee concluded that an entity shall consider whether it is probable that a taxation authority will accept an uncertain tax treatment. If an entity concludes it is probable that the taxation authority will accept an uncertain tax treatment, then the entity shall determine taxable profit (tax loss), tax bases, unused tax losses and credits or tax rates consistently with the tax treatment used or planned to be used in its income tax filings. If an entity concludes it is not probable that the taxation authority will accept an uncertain tax treatment, the entity shall reflect the effect of uncertainty in determining the related taxable profit (tax loss), tax bases, unused tax losses and credits or tax rates. IFRIC 23 is effective for annual periods beginning on or after January 1, 2019. Earlier adoption is permitted. The Company has yet to assess the impact of this standard.

XANTHIC BIOPHARMA INC.

Notes to the unaudited Condensed Interim Consolidated Financial Statements

For the three months ended September 30, 2018 and September 30, 2017

XANTHIC BIOPHARMA INC.

Notes to the unaudited Condensed Interim Consolidated Financial Statements

For the three months ended September 30, 2018 and September 30, 2017

4.	Acquisition of Nevada Organic Remedies LLC

On September 4, 2018, the Company acquired 95% of the outstanding membership interest of Nevada Organic Remedies LLC (“NOR” and “NOR Agreement”) through GGB Nevada LLC (“GGB Nevada”), a wholly-owned subsidiary of the Company.

The agreed purchase price of $56,750,000 reflects 100% of the membership interest in NOR, which terms provided that the Company acquired 95% on the acquisition date, and that the remaining 5% interest transfer to the Company upon settlement of the promissory note included in the purchase consideration. The aggregate purchase consideration is comprised of $53,912,500 payable in cash in the amount of $32,347,500 and a promissory note in the amount of $21,565,000 with the balance of 5% or $2,837,500 payable in common shares.

On July 17, 2018, GGB Nevada made a payment of US$2,000,000 to NOR as a deposit on the NOR Agreement. On closing the Company signed a loan agreement for US$30,347,500 with Green Growth Brands Ltd. (“GGB”) in connection with the NOR Agreement which closed on the same day. The loan agreement is for a period of 180 days from September 5, 2018 and bears interest at 12% annum. The proceeds of the loan from GGB were used to make the initial payment on closing of the NOR Agreement. In addition, on closing of the NOR Acquisition, GGB Nevada provided to the NOR Members a secured promissory note in the principal amount of US$21,565,000. The acquisition has been accounted for as a business acquisition and includes the operating results of NOR for the 26-day period from the acquisition date.

Below is a preliminary breakdown of the purchase price allocated to the assets acquired. Remeasurement may be made up to September 3, 2019 (one year after the transaction per IFRS 3.45).

Fair value of consideration paid:
Cash	$32,347,500
Promissory note	21,565,000
Common Shares	2,837,500

56,750,000

Cash	$877,027
Accounts receivable	276,449
Other receivables	58,777
Inventory	1,624,095
Property, plant and equipment	347,704
Intangible assets	32,235,000
Goodwill	22,144,742
Accounts payable and accrued liabilities	(813,794)

$56,750,000

Purchase price allocation:
Net Identifiable assets acquired	$34,605,258
Goodwill	22,144,742

Total acquired	$56,750,000
Non-controlling interest	(2,837,500)

Total attributed	$53,912,500

From the date of acquisition, NOR has contributed $1,700,595 of revenue and contributed $722,734 in earnings towards the Company’s net income for the period ended September 30, 2018.

XANTHIC BIOPHARMA INC.

Notes to the unaudited Condensed Interim Consolidated Financial Statements

For the three months ended September 30, 2018 and September 30, 2017

5.	Inventory

As at September 30, 2018 and June 30, 2018, Inventory is comprised of:

	September 30, 2018	June 30, 2018
Cannabis harvested	$1,135,376	$—
Cannabis oil	69,431	—
Packaging and supplies	177,664	137,527

	$1,382,471	$137,527

6.	Biological assets

As at September 30, 2018, Biological assets are comprised of:

Balance at June 30, 2018	$—
Production costs capitalized	966,317
Changes in fair value less costs to sell due to biological transformation	371,881
Transferred to inventory	(677,906)

Balance at September 30, 2018	$660,292

7.	Property and equipment

As at September 30, 2018 and June 30, 2018, capital assets consisted of:

	September 30, 2018	June 30, 2018
Furniture and fixtures	$97,816	$—
Manufacturing equipment	494,625	42,981
Vehicles	26,688	—
Leasehold Improvements	302,024	—

Total property, plant and equipment	921,153	42,981
Less: Accumulated depreciation and amortization	211,224	—

	$709,929	$42,981

Depreciation expense for the three months ended September 30, 2018 was $12,553 (2017 – nil).

8.	Equity investment in Xanthic Beverages USA, LLC (formerly Avitas CBD Water, LLC)

On March 22, 2018, the Company completed the investment in Xanthic Beverages USA, LLC (formerly Avitas CBD Water, LLC) (“Xanthic Beverages”). Xanthic Beverages is based in Portland, Oregon, and will be producing and distributing CBD-infused water, co-branded with the Company. Under the terms of the Agreement, the Company acquired a 45% ownership position in exchange for a cash payment of USD$600,000 and a contingent consideration payable of US$300,000 (see Note 9) on achieving certain performance milestones over the next 12 months.

Further, at the Company option, if Xanthic Beverages achieves certain milestones on sales, the Company may issue 600,000 common shares in the Company or a one-time cash payment of up to USD$300,000.

XANTHIC BIOPHARMA INC.

Notes to the unaudited Condensed Interim Consolidated Financial Statements

For the three months ended September 30, 2018 and September 30, 2017

Finally, at the Company’s option, the Company can acquire a further 6% interest in Xanthic Beverages for a one time payment in shares of US$300,000 at the then 60 day average price of the Company’s common shares.

Amount
Opening Investment in Xanthic Beverages USA, LLC, June 30, 2017 and September 30, 2017	$—
Initial investment	900,000
Xanthic share of operating loss	(45,750)

Closing balance in Xanthic Beverages USA, LLC at June 30, 2018	854,250
investment	—
Xanthic share of operating loss	(15,562)

Closing balance in Xanthic Beverages USA, LLC at September 30, 2018	$838,688

The Company picks up its share of the loss of Xanthic Beverages USA, LLC for the three months ended September 30, 2018 which was $15,562.

9.	Intangible assets and goodwill

As at September 30, 2018 and June 30, 2018, intangible assets consisted of:

	September 30, 2018	June 30, 2018
Customer relationships	$10,680,000	$—
Developed technology	60,000	—
Market related intangible assets	380,000	—
License, permits & applications	21,115,000	—

	$32,235,000	$—

Goodwill recognized on the purchase of NOR (see Note 4) was $22,144,742.

10.	Other financial liabilities

In connection with the Company’s equity investment in Xanthic Beverages, the Company has accounted for the contingent consideration payable of paying up to USD$300,000 or issuing 600,000 common shares of the Company (see Note 8) if Xanthic Beverages achieves certain additional milestones. The Company has assigned a 100% probability that Xanthic Beverages would achieve either of these milestones.

In connection with the Company’s acquisition of NOR, the Company will settle $2,837,500 of the purchase price (see Note 4) in common shares of the Company upon closing of the Business Combination with Green Growth Brands Ltd. (“GGB”).

11.	Interest bearing loans

	September 30, 2018	June 30, 2018
Promissory note to NOR members	$21,565,000	$—
Promissory note to GGB	2,000,000	—
Loan payable to GGB	30,347,500	—

	$53,912,500	$—

XANTHIC BIOPHARMA INC.

Notes to the unaudited Condensed Interim Consolidated Financial Statements

For the three months ended September 30, 2018 and September 30, 2017

The promissory note is in connection with the purchase of NOR. As a condition of closing on the NOR business acquisition the Company issued a secured promissory note in favour of the members of NOR for $21,565,000. This promissory note bears interest at 6% per annum. The promissory note becomes due and payable six months from the closing date of the business acquisition on September 4, 2018. Interest accrued to September 30, 2018 in connection with NOR promissory note was $107,825.

The Company also has a promissory note obligation to GGB. This promissory note was incurred in connection with the Company’s initial $2,000,000 deposit required to purchase NOR. The promissory note bears interest at 10% if not repaid on or before December 1, 2018 and is unsecured.

On August 30, 2018, the Company also secured a loan from GGB in connection with the closing payment of $30,347,500 to the NOR members. The loan payable to GGB bears interest at 12% per annum. The loan expires 180 days from August 30, 2018 and is secured by shares of its subsidiary GGB Nevada LLC. Interest accrued to September 30, 2018 in connection with the loan payable was $303,475.

12.	Shareholder Capital

Authorized share capital

Common Share – voting – unlimited

All historical references to share transactions or balances prior to this date have been recast on an eight for one basis unless otherwise stated.

Outstanding share capital

	Common Shares	Amount
Outstanding at June 30, 2017	7,000,000	$20,065
For the three months ended September 30, 2017
Common Shares issued for cash	3,700,000	59,176

Outstanding at September 30, 2017	10,700,000	79,241
Transactions from October 1, 2017 to June 30, 2018
Common Shares issued for cash	39,688,000	2,641,833
Issuance Costs	—	(116,974)
Issuance of shares in RTO	6,458,547	613,089

Outstanding at June 30, 2018	56,846,547	3,217,189
For the three months ended September 30, 2018
Common Shares issued for cash	900,000	104,040

Outstanding at September 30, 2018	57,746,547	$3,321,229

On November 21, 2017, Xanthic completed a non-brokered private placement by issuing 160,000,000 (20,000,000 common shares before the share split of 1 for 8) common shares for gross proceeds of $400,000.

On December 13, 2017, prior to the completion of the RTO transaction noted above Xanthic completed a non-brokered private placement by issuing 82,016,000 (10,252,000 common shares before the share split of 1 for 8) common shares for net proceeds of $1,194,144 net of issue costs of $87,356.

On December 15, 2017, the Company completed the previously discussed (see Note 4) RTO by issuing 51,668,184 (6,458,547 common shares after the share consolidation of 8 for 1) common shares to Xanthic shareholders.

On January 16, 2018, the Company completed a non-brokered private placement by issuing 96,000,000 common (12,000,000 common shares after the consolidation of 8 for 1) shares for gross proceeds of $1,500,000.

XANTHIC BIOPHARMA INC.

Notes to the unaudited Condensed Interim Consolidated Financial Statements

For the three months ended September 30, 2018 and September 30, 2017

On February 26, 2018, the Company completed an 8 for 1 consolidation of the common shares outstanding, after receiving shareholder approval at its annual general and special shareholder meeting.

On April 19, 2018, the Company closed a non-brokered private placement for gross proceeds of $556,000. The Company issued 1,112,000 units (the “Units”) at a price of $0.50 per Unit. Each Unit will be comprised of one common share in the Company and one-half of one (1/2) common share purchase warrant (each whole common share purchase warrant, a “Warrant”). Each Warrant will entitle the holder thereof to purchase one common share at an exercise price of $0.75 per common share for a period of 24 months from the closing date of the private placement. The Company paid to certain finders an aggregate finder’s fee of $18,000 and 24,000 Units comprised of 24,000 common shares and 12,000 Warrants, having the same attributes as the Units.

13.	Warrants

The following table reflects the continuity of warrants for the periods presented:

	Number of Warrants	Weighted Average Exercise Price
Balance outstanding, July 1, 2018	568,000	$0.75
Issued	—	—
Expired	—	—

Balance outstanding, September 30, 2018	568,000	$0.750

On April 19, 2018, in conjunction with the non-brokered private placement, the Company issued 556,000 warrants at an exercise price of $0.75 per share, exercisable until April 18, 2020. There were 12,000 finders’ warrants granted in connection with this private placement.

14.	Stock based compensation

Stock Option Plan

The shareholders of the Company have approved a stock option plan (the “SOP”) pursuant to which the Company may issue up to 5,774,654 common shares of the Company to employees, directors and officers. The exercise price of each option issued pursuant to the terms of the SOP shall be established at the grant date by the directors of the Company and in all cases shall not be less than the closing price of the common shares of the Company on the trading day immediately preceding the grant date. Options are generally issued with a five-year term from the date of grant and are subject to vesting conditions whereby one third of the options granted vest immediately, with the remaining two thirds vesting over a two-year period. In connection with the Business Combination (see “Note 4”) the board approved the immediate vesting of all outstanding stock options.

During the year ended June 30, 2018, the Company granted 4,208,000 stock option awards at an exercise prices ranging from $0.125 to $0.60 per option. The fair value of the options granted was estimated at the grant date using an option pricing model.

A summary of the status of the stock option component of the Company’s SOP as at and for the period ended September 30, 2018, is as follows:

XANTHIC BIOPHARMA INC.

Notes to the unaudited Condensed Interim Consolidated Financial Statements

For the three months ended September 30, 2018 and September 30, 2017

	Stock Options	Weighted Average Exercise Price
Options outstanding, July 1, 2018	3,508,000	$0.189
Options granted	—	—
Exercised	(900,000)	0.117
Forfeited	—	—

Options outstanding, September 30, 2018	2,608,000	$0.202

Exercisable options	2,608,000	$0.202

Option price	Options Outstanding	Weighted Average Exercise Price	Weighted Ang Remaining Contractual Life (Yrs.)	Options Exercisable
At $ 0.125	1,908,000	$0.125	4.41	1,908,000
At $ 0.16	300,000	$0.160	0.65	300,000
At $ 0.60	400,000	$0.600	4.55	400,000

During the three months ended September 30, 2018, the Company recognized stock-based compensation expense of $139,355 in respect of outstanding stock options.

A summary of the vesting schedule of stock options are as follows:

Vesting Schedule
Immediate	2,208,000
1 year	400,000
2 years	—

Subsequent to September 30, 2018, 1,308,000 stock options were exercised.

15.	Related parties

Related parties include the Board of Directors and key management, close family members and entities that are controlled by these individuals, as well as certain persons performing similar functions. At September 30, 2018 there were receivables from related parties of $112,296 and payables due to related parties of $178,737 for a net amount due to related parties of $66,441, which was indebtedness to key members of management of the Company.

NOR, through its cultivation and production operations sells cannabis products to dispensaries owned by members of NOR. During the three months ended September 30, 2018 NOR sold $219,895 to related parties. The balance due from related parties are netted in due from related parties and amount to $4,103.

XANTHIC BIOPHARMA INC.

Notes to the unaudited Condensed Interim Consolidated Financial Statements

For the three months ended September 30, 2018 and September 30, 2017

Management compensation

Key management personnel are those persons having the authority and responsibility for planning, directing and controlling activities of the entity, directly or indirectly including the Chief Executive Officer, President, and Chief Financial Officer and equivalent, and Directors. For the three months ended September 30, 2018, the Company’s expenses included $108,639 respectively for salary or consulting fees paid to key management personnel, included in consulting fees. In addition, included in stock-based compensation expense is $85,589 in connection with stock awards to management and Directors.

16.	Income taxes

For the three months ended September 30,	2018	2017
Loss before income taxes	$(516,344)	$(59,573)
Statutory rate	26.5%	26.5%

Expected income tax recovery at combined basic federal and provincial tax rates	(136,831)	(15,787)
Effect on income taxes of:
Non-deductible expenses	37,459	—
Non-taxable fair value adjustment on biological assets	(88,143)
Deductible purchase interest	—
Changes in tax benefits not recognized	187,515	15,787

Income tax expense	$—	$—

17.	Capital management

The Company’s objective in managing capital is to ensure a sufficient liquidity position to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders. In order to achieve this objective, the Company prepares budgets and capital requirements to manage its capital structure. The Company defines capital as equity and borrowings, comprised of issued share capital, share-based payments, accumulated deficit, as well as due to related parties.

Since inception, the Company has primarily financed its liquidity needs through issuance of shares.

The Company is not subject to externally imposed capital requirements.

18.	Financial instruments and risk management

Financial instruments

The Company has classified its cash and contingent consideration payable as fair value through profit and loss (“FVTPL”), and accounts receivable, other receivable as current assets, accounts payable and accrued liabilities, due to related parties and promissory note and loan payable as current liabilities.

The carrying values of cash, accounts receivable, other receivable, accounts payable and accrued liabilities, due to related parties, contingent consideration payable and promissory note and loan payable approximate their fair values due to their short periods to maturity.

XANTHIC BIOPHARMA INC.

Notes to the unaudited Condensed Interim Consolidated Financial Statements

For the three months ended September 30, 2018 and September 30, 2017

Fair value hierarchy

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of inputs used in making the measurements. The hierarchy is summarized as follows:

Level 1 – quoted prices (unadjusted) in active markets for identical assets and liabilities

Level 2 – inputs that are observable for the asset or liability, either directly (prices) or indirectly (derived from prices) from observable market data Level 3 – inputs for assets and liabilities not based upon observable market data

		Fair value as at September 30, 2018
	Carrying value as at September 30, 2018	Quoted prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets
Cash	$1,520,552	$1,520,552	$—	$—
Financial Liabilities
Other financial liabilities	3,137,500	—	—	3,137,500

Financial risk factors

The Company’s risk exposure and the impact on the Company’s financial instruments are summarized below:

(a)	Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and other receivables. The Company’s cash is held at a major Canadian bank and in trust with lawyers. The Company’s other receivables is with Revenue Canada in connection with input tax credits. The Company regularly monitors the credit risk exposure and takes steps to mitigate the likelihood of these exposures resulting in actual loss.

(b)	Liquidity risk

The Company is exposed to liquidity risk or the risk of not meeting its financial obligations as they come due as discussed in Note 2 (e) above. The Company constantly monitors and manages its cash flows to assess the liquidity necessary to fund operations. All of the Company’s financial liabilities are due within one year.

(c)	Interest rate risk

The Company is not subject to any significant interest rate risk from its liabilities other than noted in connection with the promissory note (Note 11), which are all non-interest bearing instruments.

19.	Accounts payable and accrued liabilities

	September 30, 2018	June 30, 2018
Trade payables	$888,986	$46,563
Accrued liabilities	846,555	70,675

	$1,735,541	$117,238

XANTHIC BIOPHARMA INC.

Notes to the unaudited Condensed Interim Consolidated Financial Statements

For the three months ended September 30, 2018 and September 30, 2017

20.	Segmented information

The Company operates in one reportable operating segment, being the operations in Nevada through its subsidiary NOR.

21.	Subsequent event

On November 9, 2018 the Company closed the previously announced Business Combination with GGB following the Company receiving shareholder approval on November 2, 2018 at its annual and special meeting.

Following the close of the Business Combination on November 9, 2018 all of the issued and outstanding GGB Shares were acquired by the Company, and as consideration, the Company issued to the GGB shareholders, on a 3.43522878-for-one basis, 414,105,455 common shares in exchange for the then issued and outstanding GGB shares (which for greater certainty excluded the GGB shares and GGB warrants issued in connection with the conversion of the GGB convertible debentures). In addition, the Company reorganized its share structure and consolidated all of the issued and outstanding shares on the basis of four (4) pre-Consolidation shares for one (1) post-Consolidation share.

Following the completion of the Business Combination, previous GGB shareholders hold approximately 103,526,364 shares (excluding any shares and warrants ultimately issuable upon conversion of the GGB convertible debentures), representing approximately 62.4% of the Company’s shares issued and outstanding on a non-diluted basis. A deemed value of C$0.36 per share was placed on the Company’s shares issued in connection with the Business Combination, resulting in total consideration paid to the holders of GGB shares of approximately C$149 million. The Company’s shareholders that are insiders of the Company own 1,513,333 shares and the existing Company shareholders that are not insiders of the Company own 12,923,303 shares, representing 0.91% and 7.79% of the Company’s shares issued and outstanding, respectively, on a non-diluted basis.

The Business Combination will constitute a reverse takeover transaction by GGB and the Company is considered to have met the definition of a business, as defined in IFRS 3 – Business Combinations due to its productive operating potential.

The Company resumed trading on the CSE on November 13, 2018 under the stock symbol GGB following the final approval from the CSE.

XANTHIC BIOPHARMA INC.

MANAGEMENT DISCUSSION AND ANALYSIS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2018

MANAGEMENT DISCUSSION AND ANALYSIS

Xanthic Biopharma Inc. (formerly Aurquest Resources Inc.) (“Xanthic” or the “Company” or the “Corporation”) was incorporated under the Ontario Business Corporations Act. Xanthic was acquired by Xanthic Biopharma Limited in a reverse takeover transaction completed on December 15, 2017. Xanthic is in the business of cultivation, processing and retailing of cannabis, tetrahydrocannabinol, cannabidiol (“CBD”), and cannabis-infused consumer products. Over the next 12 months, the Company intends to expand its retail and wholesale cannabis businesses as well as its CBD consumer products business through a combination of strategic partnerships, merger and acquisition activity, and organic license capture. The Company’s objectives are to establish retail cannabis locations, or otherwise apply for such licenses, in various states within that timeframe, pursuant to state laws. Such activity will focus on those certain states where cannabis has been legalized for medical and/or recreational use at the state level.

The Corporation’s registered office is 77 King St. West Suite 2905, Toronto, Ontario, M5K 1H1.

This Management’s Discussion and Analysis (“MD&A”) has been prepared with an effective date of November 26, 2018 and provides an update on matters discussed in, and should be read in conjunction with, the Corporation’s audited financial statements, including the notes thereto, as at and for year ended June 30, 2018 (the “2018 Audited Consolidated Financial Statements”) and the unaudited condensed interim consolidated financial statements for the three months ended September 30, 2018 (the “September 2018 Interim Financial Statements”), which have been prepared using International Financial Reporting Standards (“IFRS”).

All amounts are in United States dollars unless otherwise specified. Tabular dollar amounts, unless otherwise specified, are in dollars, except for per unit or per share amounts. This MD&A contains forward looking statements that are based on certain estimates and assumptions and involve risks and uncertainties. Actual results may vary materially from management’s expectations. See the “Caution Concerning Forward Looking Statements” section in this MD&A.

In this MD&A, reference is made to gram equivalents, “all-in” cost of sales, gross profit before fair value adjustments, adjusted gross margin, adjusted EBITDA, capital and intangible asset expenditures – wholly owned subs which are not measures of financial performance under IFRS. The Corporation calculates each as follows:

“Gram equivalents” include both grams of dried cannabis as well as grams of cannabis oil as derived using the an ‘equivalency factor’ of 1 gram per 4.5 mL of cannabis oil, prior period ‘equivalency factor’ of 1 gram per 4.5 mL of cannabis oil. Management believes this measure provides useful information as a benchmark of the Corporation against its competitors.

“All-in” cost of sales of dried cannabis per gram is equal to production costs less the costs of accessories less cannabis oil conversion costs (“cost of sales of dried cannabis”) plus (minus) increase (decrease) in plant inventory divided by gram equivalents of cannabis sold in the quarter. This measure provides the cost per gram of dry cannabis and gram equivalent of oil sold before the packaging and post harvesting processing costs to create oil or other ancillary products.

Gross profit before fair value adjustments is equal to gross profit less the non-cash increase (plus the non-cash decrease) in the fair value adjustments on sale of inventory and on growth of biological assets, if any. Management believes this measure provides useful information as it removes fair value metrics tied to increasing stock levels (decreasing stock levels) required by IFRS.

Adjusted gross margin is gross profit before fair value adjustments divided by revenue. Management believes this measure provides useful information as it represents the gross profit based on the Corporation’s cost to produce inventory sold and removes fair value metrics tied to increasing stock levels (decreasing stock levels) required by IFRS.

Adjusted EBITDA is net income (loss), plus (minus) income taxes (recovery) plus (minus) finance income, net, plus amortization, plus share-based compensation, plus (minus) non-cash fair value adjustments on sale of inventory and on growth of biological assets, plus impairment of intangible assets, plus transaction costs, plus (minus) loss (gain) on disposal of capital assets, plus (minus) loss (gain) on foreign exchange, plus (minus) loss (gain) on marketable securities, plus (minus) loss (gain) from equity investee, minus deferred gain on sale of intellectual property, plus (minus) loss (gain) on dilution of ownership in equity investee, plus (minus) unrealized loss (gain) on convertible notes receivable, plus (minus) loss (gain) on long-term investments and certain one-time non-operating expenses, as determined by management. Management believes this measure provides useful information as it is a commonly used measure in the capital markets and as it is a close proxy for repeatable cash generated by operations.

These measures are not necessarily comparable to similarly titled measures used by other companies.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements in this MD&A may contain “forward-looking information,” within the meaning of applicable securities laws, including the “safe harbour provisions” of the Securities Act (Ontario) with respect to the Corporation. Such statements include, but are not limited to, statements with respect to expectations, projections, or other characterizations of future events or circumstances, and our objectives, goals, strategies, beliefs, intentions, plans, estimates, projections and outlook, including statements relating to our plans and objectives, or estimates or predictions of actions of customers, suppliers, competitors or regulatory authorities. These statements are subject to certain risks, assumptions and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. The words “believe”, “plan”, “intend”, “estimate”, “expect”, or “anticipate”, and similar expressions, as well as future or conditional verbs such as “will”, “should”, “would”, and “could” often identify forward-looking statements. We have based these forward-looking statements on our current views with respect to future events and financial performance. With respect to forward looking statements contained in this MD&A, the Corporation has made assumptions and applied certain factors regarding, among other things: future product pricing; costs of inputs; its ability to market products successfully to its anticipated clients; reliance on key personnel; the regulatory requirements; the application of federal and state environmental laws; and the impact of increasing competition. These forward-looking statements are also subject to the risks and uncertainties discussed in the “Risks Factors” section of the CSE listing Statement as filed on SEDAR and elsewhere in this MD&A and other risks detailed from time to time in the publicly filed disclosure documents of the Corporation which are available at www.sedar.com. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and assumptions which could cause actual results to differ materially from the conclusions, forecasts, or projections anticipated in these forward-looking statements. Because of these risks, uncertainties, and assumptions, the reader should not place undue reliance on these forward-looking statements. The Corporation’s forward-looking statements are made only as of the date of this MD&A, and except as required by applicable law, the Corporation undertakes no obligation to update or revise these forward-looking statements to reflect new information, future events or circumstances.

GOING CONCERN ASSUMPTION AND EARLY STAGE CORPORATION

The Corporation was incorporated March 15, 2017. The Corporation’s ability to continue as a going concern is dependent upon the ability to raise the necessary capital to finance development the Corporation’s business strategy of a premium cannabinoid brand offering scientifically proven relief through easy, innovative, and contemporary non-combustible methods and expansion of its Nevada Organic Remedies LLC (“NOR”) business activities in Nevada. The 2018 Audited Consolidated Financial Statements do not give effect to any adjustments which would be necessary should the Corporation be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business. The amounts the Corporation may realize on the disposition of its assets or the discharging of its liabilities in other than the normal course of its business may be significantly different than the carrying value of these assets and liabilities as reflected in the 2018 Audited Consolidated Financial Statements.

OVERVIEW OF THE CORPORATION

Description of Business

Xanthic is in the business of cultivation, processing and retailing of cannabis, tetrahydrocannabinol, cannabidiol (“CBD”), and cannabis-infused consumer products. Over the next 12 months, the Company intends to expand its retail and wholesale cannabis businesses as well as its CBD consumer products business through a combination of strategic partnerships, merger and acquisition activity, and organic license capture. The Company’s objectives are to establish retail cannabis locations, or otherwise apply for such licenses, in various states within that timeframe, pursuant to state laws. Such activity will focus on those certain states where cannabis has been legalized for medical and/or recreational use at the state level.

With the NOR acquisition completed on September 4, 2018, the Corporation has a vertically-integrated cannabis company operating in the State of Nevada, which holds licenses for dispensing, cultivating, producing and distributing cannabis to both medical and retail marijuana customers. Through its cultivation and production operations, NOR produces high quality medical and retail marijuana products that are sold through its retail location and sold wholesale to various other dispensaries. NOR’s Las Vegas area dispensary is considered a premier dispensary, receiving top ratings by multiple local publications. NOR operates its dispensary under the brand “The Source” and offers a comprehensive line of medicinal and retail marijuana, edibles, concentrates, CBD, and topicals. Since July 1, 2017, with expanded legalization in Nevada, NOR’s customer base has expanded to include “adult-use” or retail customers, who do not require a prior medical diagnosis and applicable registration in order to legally purchase cannabis. Additionally, NOR produces a line of high quality medical and recreational products under the name 8|fold.

Recent Developments

On September 4, 2018, the Corporation through GGB Nevada LLC (“GGB Nevada”), a wholly-owned subsidiary, completed the previously announced purchase of NOR from its members (“NOR Members”) pursuant to which it acquired (the “NOR Acquisition”) 95% of the outstanding membership interests of NOR for aggregate consideration of $56,750,000 payable by a combination of cash, and a promissory note. On July 16, 2018, Xanthic borrowed $2,000,000 from Green Growth Brands Ltd. (“GGB”) pursuant to a promissory note with a due date of December 1, 2018 and bears interest at a rate of 6% per annum and on July 17, 2018, Xanthic advanced the proceeds of the loan to GGB Nevada which in turn made a payment of $2,000,000 to NOR as a deposit on the NOR Agreement. Further, Xanthic borrowed an additional $30,347,500 from GGB pursuant to the terms of a loan agreement (the “Loan Agreement”) dated August 30, 2018. The proceeds were used to make the initial cash payment required pursuant to the NOR Agreement in connection with the closing of the NOR Acquisition. In addition, on closing of the NOR Acquisition, GGB Nevada delivered to the NOR Members a secured promissory note (the “Purchase Note”) in the principal amount of $21,565,000. The Purchase Note matures on March 3, 2019 and bears interest at 6% per annum and is fully secured by general security interest over the assets of NOR. The Loan Agreement matures on the date that is 180 days from September 5, 2018, bears interest at 12% per annum and has been secured by a pledge over the shares of GGB Nevada. The balance of the 5% or $2,837,500 to the NOR Members was satisfied by the issuance of common shares of the resulting issuer following completion of the business combination with GGB, which was completed November 9, 2018, subsequent to September 30, 2018.

On November 2, 2018, the Xanthic shareholders overwhelming approved the business combination agreement with GGB, which was previously announced, and through which Xanthic entered into an arm’s length business combination agreement, dated July 13, 2018 (as amended by agreement between Xanthic and GGB dated August 30, 2018, the “Definitive Agreement”) to combine Xanthic and GGB by way of amalgamation (the “Amalgamation”) between GGB and a wholly-owned subsidiary of Xanthic (“Subco”) to form one company as a wholly-owned subsidiary of Xanthic (the “Business Combination”).

GGB is a lifestyle-oriented, consumer products company that celebrates health, wellness and happiness. GGB is focused on the medicinal and recreational cannabis sector in both the United States and Canada and is the parent company of the CAMP brand. GGB is led by the widely-renowned retailer Peter Horvath. The Business Combination represents the initial step in GGB’s strategy to grow its international footprint, through partnerships with cannabis cultivators and processors across Canada and the United States. While GGB’s principal focus will be to build a retail network, it will leverage Xanthic’s expertise in the science of tetrahydrocannabinol (“THC”) and CBD, the two key active ingredients in cannabis.

Following completion of the Business Combination, shareholders of GGB hold approximately 86% of the common shares (the “Resulting Issuer Shares”) of the resulting issuer (the “Resulting Issuer”) (excluding any Resulting Issuer Shares that become issuable pursuant to the terms of GGB’s private placement of convertible debentures (the “Debenture Private Placement”) and subsequent GGB private placement of subscription receipts (the “Subscription Receipt Private Placement”). It is anticipated that the Resulting Issuer will operate under the name “Green Growth Brands Ltd.” after effecting a name change (the “Name Change”) with the Resulting Issuer Shares listed and posted for trading on the Canadian Securities Exchange (the “Exchange” or the “CSE”).    The Corporation resumed trading on the CSE on November 13, 2018.

Resulting Issuer

The following table sets forth the pro forma capitalization of the Resulting Issuer after giving effect to the Business Combination and the 4 for 1 share consolidation but prior to giving effect to the Subscription Receipt Private Placement and the Debenture Private Placement:

Equity	Shares(1)	Shares(2)
(Resulting Issuer Shares)	(#)	(%)
Held by current GGB Shareholders	103,526,364	87.8%
Held by current Xanthic Shareholders that are insiders of Xanthic	1,513,333	1.3%
Held by current Xanthic Shareholders that are not insiders of Xanthic	12,923,303	10.9%

Total	117,963,000	100%

(1)	Does not give effect to exercise and/or conversion of issued and outstanding Xanthic convertible securities.
(2)	Expressed on a non-diluted basis.

Corporate Outlook and Strategy

The Corporation is in its startup phase, as previously noted, and, following the Business Combination with GGB the Corporation’s business strategy is to be a premium cannabinoid brand offering scientifically proven relief through easy, innovative, and contemporary non-combustible methods.

The Corporation’s strategy will be focused initially in certain states in the United States where cannabis has been legalized for recreational or medical use. Over the next twelve months, the Corporation intends to expand its retail and wholesale cannabis businesses, as well as its CBD consumer products businesses through a combination of strategic partnerships, merger and acquisition activity, and organic license capture. Its objectives are to establish retail cannabis locations, or otherwise apply for such licenses, in various states within that timeframe, pursuant to state laws as fully outlined in the Corporation’s CSE Listing Statement as can be found on SEDAR.

NOR Acquisition Accounting

On September 4, 2018, as previously mentioned the Corporation completed the acquisition of NOR, a cultivator, processor, and retailer of cannabis and cannabis-infused products. The Corporation purchased through GGB Nevada, a wholly-owned subsidiary of the Corporation 95% of the outstanding membership interests of NOR for aggregate consideration of $56,750,000 payable by a combination of cash, and a promissory note. On July 16, 2018,

Xanthic borrowed $2,000,000 from GGB pursuant to a promissory note with a due date of December 1, 2018 and bears interest at a rate of 6% per annum. On July 17, 2018, Xanthic advanced the proceeds of the loan to GGB Nevada which in turn made a payment of $2,000,000 to NOR as a deposit on the NOR Agreement. Further, Xanthic borrowed an additional $30,347,500 from GGB pursuant to the terms of a Loan Agreement dated August 30, 2018. The proceeds were used to make the initial cash payment required pursuant to the NOR Agreement in connection with the closing of the NOR Acquisition. In addition, on closing of the NOR Acquisition, GGB Nevada delivered to the NOR Members a secured promissory note in the principal amount of $21,565,000. The promissory note matures on March 3, 2019 and bears interest at 6% per annum and is fully secured by general security interest over the assets of NOR. The Loan Agreement matures on the date that is 180 days from September 5, 2018, bears interest at 12% per annum, and has been secured by a pledge over the shares of GGB Nevada. The balance of 5% or $2,837,500 to the NOR Members was satisfied by the issuance of common shares of the resulting issuer following completion of the business combination with GGB, which was completed November 9, 2018, subsequent to September 30, 2018.

The acquisition has been accounted for as a business acquisition and includes the operating results of NOR for the 26 -day period from the acquisition date.

Below is a preliminary breakdown of the purchase price allocated to the assets acquired. Remeasurement may be made up to September 3, 2019 (one year after the transaction per IFRS 3.45).

Fair value of consideration paid:
Cash	$32,347,500
Promissory note	21,565,000
Common Shares	2,837,500

56,750,000

Cash	$877,027
Accounts receivable	276,449
Other receivables	58,777
Inventory	1,624,095
Property, plant and equipment	347,704
Intangible assets	32,235,000
Goodwill	22,144,742

Accounts payable and accrued liabilities	(813,794)

$56,750,000

Purchase price allocation:
Net Identifiable assets acquired	$34,605,258
Goodwill	22,144,742
Total acquired	$56,750,000
Non-controlling interest	(2,837,500)

Total attributed	$53,912,500

OVERALL FINANCIAL PERFORMANCE AND HIGHLIGHTS

For the three months ended September 30,	2018	2017
Revenue	$1,770,595	$—
Revenue per sq ft. (annualized)	11,277	—
Grams equivalent sold	230,694	—
Production costs	876,267	—
“All-in” cost of sales of dried cannabis / gram [1]	3.80	—
Adjusted gross margin	51%	—
Adjusted EBITDA	(688,041)	(59,573)
Cash and cash equivalents	1,520,552	787,551
Working capital	$(54,786,473)	$517,604

[1]	- Non-GAAP measure

☐	Revenue reflects revenue from NOR operations from September 4, 2018 to close of the period at September 30, 2018.

☐	NOR continues to enjoy one of the highest sales per sq. ft. in the industry in Nevada as evidenced by its annualized $11,277 per sq. ft. rate.

☐	NOR’s “All in” cost of sales of dried cannabis is $3.80 for the period since the acquisition date to the end of the period.

☐	The Corporation’s adjusted gross margin percentage for the period ended September 30, 2018 was 51%. This is consistent with management’s expectations.

☐

The Corporation’s negative working capital at September 30, 2018 is a result of the funds borrowed from GGB in connection with the acquisition of NOR. The loans were subsequently settled and eliminated on the closing of the Business Combination, which occurred on November 9, 2018.

Below is a summary of the Corporation financial performance for the three months ended September 30, 2018. During the three months ended September 30, 2018 the Corporation had a net loss from operations of $533,887. This compares to a net loss of $59,573 in the same period of the prior year.

For the three months ended September 30,	2018	2017
Revenue	$1,770,595	$—
Net loss from operations	(533,887)	(59,573)
Net Loss per share	$(0.01)	$(0.01)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that does not have any standardized meaning prescribed by IFRS and may not be comparable to similar measures presented by other companies. The Corporation calculates adjusted EBITDA from operations as net income (loss), plus (minus) income taxes (recovery), plus (minus) finance income, net, plus amortization, plus share-based compensation, plus (minus) non-cash fair value adjustments on sale of inventory and on growth of biological assets, plus impairment of intangible assets, plus transaction costs, plus (minus) loss (gain) on disposal of capital assets, plus (minus) loss (gain) on foreign exchange, plus (minus) loss (gain) on marketable securities, plus (minus) loss (gain) from equity investee, minus deferred gain on sale of intellectual property, plus (minus) loss (gain) on dilution of ownership in equity investee, plus (minus) unrealized loss (gain) on convertible notes receivable, plus (minus) loss (gain) on long-term investments and certain one-time non-operating expenses, as determined by management, all as follows:

For the three months ended September 30,	2018	2017
Sales and marketing	$31,399	$8,140
Legal and professional	150,882	1,762
General and administration	992,242	49,488
Interest and bank charges	407,846	40

	1,582,369	59,430
Adjusted EBITDA	(688,041)	(59,430)

During the three months ended September 30, 2018 the Corporation had an adjusted EBITDA loss of $688,041 compared with $59,430 in the same period of the prior year. During the three months ended of the prior year the Corporation had just been formed and was formulating its team and business strategy.

NOR Operating Results

NOR produces high quality medical and retail marijuana products that are sold through its retail location and sold wholesale to various other dispensaries. NOR’s Las Vegas area dispensary is considered a premier dispensary, receiving top ratings by multiple local publications. NOR operates its dispensary under the brand “The Source” and offers a comprehensive line of medicinal and retail marijuana, edibles, concentrates, CBD, and topicals.

NOR also operates 12,000 square feet of cultivation and production space. NOR’s cultivation capabilities include the use of energy-efficient LED lights during cultivation, integrated pest management practices that reduce the need for pesticides, and use of CO2 as a more environmentally conscious extraction method. NOR also utilizes rockwool as a growing medium, providing a more efficient use of space and reducing the waste of thousands of pounds of soil and soil amendments in the cultivation process.

Revenue

As previously indicated the Corporation completed the acquisition of NOR on September 4, 2018 and the following operating results of NOR reflect approximately one month of operating results of NOR since the acquisition date.    Below is breakdown of revenue from NOR between its direct to consumer business and its wholesale business. NOR sells excess production capacity to other dispensaries in the state of Nevada.

For the three months ended September 30,	2018	2017	2018	2017
			(Percentages)
Direct to Consumer	$1,304,645	$—	74%	0%
Wholesale	465,950	—	26%	0%

	1,770,595	—	100%	0%

Gross profit

For the three months ended September 30,	2018	2017	2018	2017
			(Percentages)
Revenue	$1,770,595	$—	100%	0%
Cost of Sales
Production costs	(779,089)	—	-44%	0%
Other cost of sales	(97,178)	—	-5%	0%

Gross profit before fair value adjustments	894,328	—	51%	0%
Gross margin	51%

Gross profit by sales channel

For the three months ended September 30,	2018	2017	2018	2017
			(Percentages)
Direct to Consumer	$744,041	$—	57%	0%
Wholesale	150,287	—	32%	0%

	894,328	—	51%	0%

NOR operates its own dispensary called “The Source” and sells direct to medical and recreational customers from this one location. In addition, NOR sells its excess cultivation and production to other licensed dispensaries in the state. As noted above, NOR has a 57% margin on its direct to customer sales channel and 32% margin on its wholesale sales channel for an overall average of 51% gross margin.

NOR liquidity and capital resources

Cash flow generated from NOR operations since the acquisition date of September 4, 2018 was $84,790. NOR maintains and operates its own cash flow and capital resources to fund its operations. As at September 30, 2018 $1,083,000 in cash and cash equivalents and a positive working capital of $2,495,000.

Fair value measurements

In accordance with IFRS, the Corporation is required to record its biological assets at fair value. During the main growth phase, the cost of each plant is accumulated on a weekly basis. This occurs from the date of clipping from a mother plant up to the end of the twelfth week of growth. For the remainder of the growing period, the cost of each plant continues to be accumulated on a weekly basis but also includes an allocation of the fair value of the plant. At the time of harvest, the Corporation increases the carrying value of the harvested produce to its full fair value less costs to sell.

At September 30, 2018, the Corporation’s inventory and biological assets consists of the following:

Inventory

	September 30, 2018	June 30, 2018
Cannabis harvested	$1,135,376	$—
Cannabis oil	69,431	—
Packaging and supplies	177,664	137,527

	$1,382,471	$137,527

Biological assets
Balance at June 30, 2018		$—
Production costs capitalized		966,317
Changes in fair value less costs to sell due to biological transformation		371,881
Transferred to inventory		(677,906)

Balance at September 30, 2018		$660,292

Corporate Expenses

For the three months ended September 30,	2018	2017
General and administration	$992,242	$49,488
Legal and professional fees	150,882	1,762
Stock based compensaton	139,355	—
Advertising and promotion	31,399	8,140
Depreciation and amortization	12,553	—
Loss on equity investment in Xanthic Beverages USA, LLC	15,562	—
Interest and bank charges	407,846	40
Foreign exchange loss (income)	(6,551)	143

	1,743,288	59,573
Net loss per share	$(0.01)	$(0.01)

During the three months ended September 30, 2018, the Corporation incurred $992,242 in general and administration costs which include salaries and consulting fees to senior management, accounting, corporate finance work and strategic advisory services. This compares to $49,488 in the same period of the prior year. The Corporation, for the three months ended September 30, 2018 had $150,882 in legal and professional fees associated with investor relations and legal activities this compares to $1,762 in the same period of the prior year. The increase in legal and professional relates to general legal general legal work on corporate governance and licensing the Corporation’s product.

The Corporation incurred during the three months ended September 30, 2018 stock-based compensation expense of $139,355 in connection with stock options granted. This compares to nil in the same period of the prior year. The Corporation incurred expenses in developing its brand, packaging and artistic elements in anticipation of its product launch in the latter half of 2018 of $31,399 compared with $8,140 in the same period of the prior year.

The Corporation incurred interest and bank charges of $407,846 during the three months ended September 30, 2018 compared with $40 in the same period of the prior year. The interest relates to interest due on the loan payable to GGB. Interest on this loan arrangements amounted to $411,300.

The Corporation recorded a loss of $15,562 on its share of its equity accounted investment in Xanthic Beverages for the three months ended September 30, 2018. Xanthic Beverages commenced operations in March 2018 with the Corporation’s investment of the initial USD$600,000. The loss represents startup costs for Xanthic Beverages.

SELECTED QUATERLY FINANCIAL INFORMATION

For the three months ended,	September 30, 2018	June 30, 2018	March 30, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Current Assets	$4,065,509	$1,234,842	$1,410,659	$1,005,563	$48,517	$29,254
Current Liabilities	58,851,982	717,238	626,960	255,969	107,165	89,422
Net loss from Operations	(533,887)	(313,318)	(446,967)	(1,040,205)	(59,573)	(81,203)
Net Loss per share	$(0.01)	$0.01	$(0.01)	$(0.01)	$(0.01)	$(0.04)

☐	The Corporation current assets represent cash, accounts receivable, prepaids, inventory, biological assets and other receivables. Current assets at September 30, 2018 include cash of $1,520,552.

☐

The Corporation’s current liabilities include accounts payable, accrued liabilities, due to related parties, other financial liabilities in connection with the Xanthic Beverages purchase of $300,000 (see September 2018 Interim Financial Statements Note 10), $2,837,500 in connection with settling the additional 5% interest in NOR (see September 2018 Interim Financial Statements Note 10) and interest-bearing loans of $53,912,500 (see September 2018 Interim Financial Statements Note 11).

☐	June 30, 2018 quarterly loss includes stock-based compensation expense of $225,033.

☐	December 31, 2017 net loss and comprehensive loss includes listing fees of $747,025.

LIQUIDITY AND CAPITAL RESOURCES

The Corporation has cash of $1,520,552, accounts receivable of $422,460, prepaids of $79,734, inventory of $1,382,471, biological assets of $660,292 and current liabilities of $58,851,982 as at September 30, 2018. The Corporation’s, current liabilities include $53,912,500 in interest-bearing loans in connection with the purchase of NOR. These facilities were secured by the pledge of the Corporation’s shares in its wholly owned subsidiary GGB Nevada. Subsequent to September 30, 2018, on November 9, 2018 the Corporation closed the Business Combination with GGB. GGB had raised in excess of $100 million in convertible debentures and a private placement. On closing of the Business Combination, the Corporation settled the promissory notes and loan payable to the NOR Members and GGB.

At September 30, 2018 the Corporation therefore has negative working capital of $54,786,473, however as indicated above on the closing of the Business Combination with GGB, the Company settled all outstanding interest-bearing loans.

The Corporation plans to complete further financings over the next twelve months in order to fund its ongoing expenditures and execute on its business plan to get to break even cashflow. However, there is no assurance that the Corporation will be successful in these endeavors.

Outstanding Share Data

At September 30, 2018, the Corporation had 57,746,547 common shares outstanding, 568,000 warrants outstanding and 2,608,000 stock options outstanding.

On November 26, 2018, the Corporation had; post Business Combination and post share consolidation of the shareholder approved 4 for 1 share consolidation; 166,304,982 common shares outstanding, 38,194 proportionate voting shares outstanding, 19,097 proportionate voting warrants, 36,917,139 warrants outstanding and 475,000 stock options outstanding.

OFF BALANCE SHEET ARRANGEMENTS

In the normal course of business, the Corporation has entered into arrangements with several third-party goods and services providers. In certain instances, the Corporation, directly and through its subsidiaries, has provided indemnities and/or guarantees to these third parties for the payment of goods or services provided, or otherwise. Generally, there are no pre-determined amounts or limits included in these arrangements, and the occurrence of an event that would trigger the Corporation’s obligations pursuant to these arrangements is difficult to predict. Therefore, the Corporation’s potential future liability cannot be reasonably estimated.

COMMITMENT AND CONTINGENCIES

The Corporation has the following outstanding commitments or contingencies:

	Expected Payments Schedule
	2019	2020 to 2021	2022 to 2023	Thereafter	Total
Accounts payable and accrued liabilities	$1,735,541	$—	$—	$—	$1,735,541
Due to related parties	66,441	—	—	—	66,441
Other financial liabilities	3,137,500	—	—	—	3,137,500
Interest bearing loans	53,912,500	—	—	—	53,912,500
Minimum lease payments	350,516	934,708	934,708	804,630	3,024,562

	$59,202,498	$934,708	$934,708	$804,630	$61,876,544

☐

The Corporation’s other financial liabilities are in connection with its equity investment with Xanthic Beverages. As a condition in connection with the investment in Xanthic Beverages, the Corporation is obligated to pay either $300,000 or 600,000 in common shares of the Corporation if Xanthic Beverages achieves certain performance milestones. The Corporation has assigned a 100% probability to Xanthic Beverages achieving these milestones. In addition, included in other financial liabilities is $2,837,500 of the purchase price of NOR which will be settled in common shares for the remaining 5% on closing of the Business Combination with GGB.

☐

The Corporation’s interest-bearing loans are in connection with its purchase of NOR (see September 2018 Interim Financial Statements Note 11). Subsequent to September 30, 2018, on November 9, 2018 on the close of the Business Combination with GGB these promissory notes and loan payable were settled as outlined in the September 2018 Interim Financial Statements.

☐

NOR has leases on certain premises as part of its operations in Nevada from related parties under operating leases agreements that specify minimum rentals and a percent of net revenues. The leases run through to December 2025 and contain certain renewal provisions.

Contingencies

The Corporation, through its NOR operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its consolidated operations, or losses of permits that could result in the NOR ceasing operations. While management of the Corporation believes that the Corporation is in compliance with applicable local and state regulation as of September 30, 2018, cannabis regulations continue to evolve and area subject to differing interpretations. As a result, NOR may be subject to regulatory fines, penalties or restrictions in the future.

From time to time, the Corporation may be involved in litigation relating to claims arising out of operations in the normal course of business. As at September 30, 2018 there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Corporation’s consolidated operations. There are no proceedings in which any of the Corporation’s directors, officers, or affiliates is an adverse party or has a material interest adverse to the Corporation’s interest.

RELATED PARTY TRANSACTIONS

Other than as described in Note 15 to the September 2018 Interim Financial Statements, there are no significant changes in the nature and scope of related party transactions to those described in Note 13 to the 2018 Audited Consolidated Financial Statements and the accompanying MD&A.

BUSINESS RISKS

There are a number of inherent risks associated with the Corporation’s activities. These risks are described in the Corporation’s Canadian Securities Exchange listing statement filed on www.sedar.com under “Business Risks”. At September 30, 2018 the Corporation had not identified any material changes to the risk factors affecting its business, and its approach to managing those risks, from those discussed in the document referred to above. These business risks should be considered by interested parties when evaluating the Corporation’s performance and outlook.

ACCOUNTING POLICIES, CRITICAL JUDGMENTS AND ESTIMATES

The preparation of the Corporation’s financial statements in conformity with IFRS requires management to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenues and other items in net earnings or loss, and the related disclosure of contingent assets and liabilities, if any. Critical judgments and estimates represent estimates made by management that are, by their very nature, uncertain. The Corporation evaluates its estimates on an ongoing basis. Such estimates are based on historical experience and on various other assumptions that the Corporation believes are reasonable under the circumstances, and these estimates form the basis for making judgments about the carrying values of assets and liabilities and the reported amounts of revenues and other items in net earnings or loss that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Summaries of the significant accounting policies applied, and significant judgments, estimates and assumptions made by management in the preparation of its financial statements are provided in Notes 2 and 3 to the 2018 Audited Consolidated Financial Statements and Notes 2 and 3 to the September 2018 Interim Financial Statements.

CONTROLS AND PROCEDURES

Internal Control over financial reporting (“ICFR”) is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with applicable IFRS. Disclosure controls and procedures are designed to ensure that information required to be disclosed by the Corporation in the reports it files or submits under securities legislation is recorded, processed, summarized and reported on a timely basis and that such information is accumulated and reported to management, including the Corporation’s Chief Executive Officer and the Chief Financial Officer, as appropriate, to allow required disclosures to be made in a timely fashion. Based on their evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that, as at September 30, 2018, the Corporation’s disclosure controls and procedures were effective.

The Chief Executive Officer and the Chief Financial Officer of the Corporation have also evaluated whether there were changes to the Corporation’s internal control over financial reporting during the three months ended September 30, 2018 that have materially affected, or are reasonably likely to materially affect the Corporation’s internal control over financial reporting. There were no changes identified during their evaluation.

INFORMATION CONCERNING XANTHIC BIOPHARMA INC.

Additional information relating to the Corporation, may be accessed through the SEDAR website at www.sedar.com under Xanthic Biopharma Inc. and the Corporation’s website at www.xanthicbiopharma.com.

Toronto, Ontario

November 26, 2018